Exhibit 19

VERICEL CORPORATION

STATEMENT OF COMPANY POLICY ON INSIDER TRADING AND DISCLOSURE

This Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) sets forth the policy of Vericel Corporation and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Insider Trading Policy is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Vericel personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws.

The Company has designated Sean C. Flynn, the Company’s General Counsel and Corporate Secretary, as its insider trading compliance officer (the “Insider Trading Compliance Officer”). It is every director’s, officer’s and employee’s obligation to understand and comply with this Insider Trading Policy. Please contact the Insider Trading Compliance Officer if you have any questions regarding the policy.

A. To Whom does this Insider Trading Policy Apply?

This Insider Trading Policy is applicable to the Company’s directors, officers and employees (“Vericel Personnel”), and continues to apply following the termination of any such individual’s service to or employment with the Company until the later of: (1) the completion of the second trading day following the public release of earnings for the fiscal quarter in which such Vericel Personnel leaves the Company; or (2) the completion of the second trading day after any material, nonpublic information known to Vericel Personnel has become public or is no longer material. The same restrictions that apply to Vericel Personnel also apply to their spouse, significant other, child, parent or other family member living in the same household, or who do not live in the same household but whose transactions in the Company’s securities are directed by them or subject to their influence or control, and to any investment fund, trust, retirement plan, partnership, corporation or other entity over which Vericel Personnel have the ability to influence or direct investment decisions concerning securities (“Affiliated Persons”). All Vericel Personnel are responsible for ensuring compliance with this Insider Trading Policy by all such Affiliated Persons.

All members of the Board of Directors and certain designated officers and employees also must comply with the Company’s Special Trading Procedures for Insiders (the “Trading Procedures”), which supplement and shall be deemed a part of this Insider Trading Policy. Generally, the Trading Procedures establish trading windows outside of which the persons covered by the Trading Procedures will be restricted from trading in the Company’s securities and also require the pre-clearance of all transactions in the Company’s securities by such persons. Vericel Personnel will be notified if they are required to comply with the Company’s Trading Procedures.

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B. What is Prohibited by this Insider Trading Policy?

It is generally illegal for any Vericel Personnel to trade in the securities of the Company while in the possession of material, nonpublic information about the Company. It is also generally illegal for any Vericel Personnel to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Prohibited Activities

When Vericel Personnel know or are in possession of material, nonpublic information about the Company, whether positive or negative, they are prohibited from the following activities:

•Trading (whether for their account or for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, or exchange-traded options), except for trades made in compliance with the affirmative defense of Rule 10b5-1 under the Exchange Act, such as when trades are made pursuant to a pre-approved written plan that was adopted, or trading instructions that were given, before they knew or had possession of such material, nonpublic information and certain other conditions were satisfied;
•having others trade for them in the Company’s securities;
•giving trading advice of any kind about the Company except that they should, when appropriate, advise others not to trade if doing so might violate the law or this Insider Trading Policy; and
•disclosing any material, nonpublic information about the Company, whether positive or negative (known as “tipping”).

As noted above, these prohibitions also apply to any Affiliated Persons.

The prohibition against trading while in possession of material, nonpublic information about the Company does not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s 2015 Employee Stock Purchase Plan. However, no employee may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the employee of Company securities under such plan or (b) make cash contributions to such plan (other than through periodic wage withholding) while in possession of material, non-public information about the Company.

Additionally, this Insider Trading Policy does not apply to (1) an exercise of an employee stock option when payment of the exercise price is made in cash or (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted

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stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the employee in compliance with this Insider Trading Policy and the Trading Procedures, if applicable. The policy does apply, however, to the use of outstanding Company securities to constitute part or all of the exercise price of such option, any sale of stock as part of a broker-assisted cashless exercise of such option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of such option.

These prohibitions continue whenever and for as long as Vericel Personnel know or are in possession of material, nonpublic information. Anyone scrutinizing such individual’s transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, all Vericel Personnel should carefully consider how enforcement authorities and others might view the transaction in hindsight.

Definition of Material, Nonpublic Information

This Insider Trading Policy prohibits Vericel Personnel from trading in the Company’s securities if they are in possession of information about the Company that is both “material” and “nonpublic.” If any Vericel Personnel have a question whether certain information they are aware of is material or is not public, they are encouraged to consult with the Insider Trading Compliance Officer.

What is “Material” Information?

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

•projections of future earnings or losses, or other earnings guidance;
•information related to decisions by regulatory authorities regarding the Company’s products and/or product candidates or other regulatory developments or guidance;
•results of clinical trials, collaborations, licenses or matters related to the status of clinical trials (e.g., enrollment), including the timing of such announcements;
•earnings or revenue that are inconsistent with the consensus expectations of the investment community;
•financial results of a completed period;
•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;

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•substantial changes in the Company’s accounting methods or policies;
•expansion or curtailment of significant operations;
•substantial changes in reimbursement practices;
•pending or proposed mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•changes in management or the Board of Directors;
•actual or threatened litigation or governmental investigations or major developments in such matters;
•developments regarding products and/or product candidates, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
•changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;
•potential defaults under any credit agreements or indentures of the Company, or the existence of material liquidity deficiencies;
•cybersecurity incidents that materially affect the Company’s products, services, relationships or competitive conditions; and
•bankruptcies or receiverships.

The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.

What is “Nonpublic” Information?

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For purposes of this Insider Trading Policy, information is considered nonpublic until the completion of the second business day after the day on which the information is publicly announced in a press release. If the information relates to the Company’s financial performance, the information is considered nonpublic until the completion of the second business day after the Company publishes its annual or quarterly earnings report.

For example, if the Company announces material information of which Vericel Personnel are aware before trading begins on a Tuesday, the first time Vericel Personnel can buy or sell Company securities is the opening of the market on Thursday. However, if the Company announces this material information after trading closes on that Tuesday, the first time that Vericel Personnel can buy or sell Company securities is the opening of the market on Friday.

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C. Are there any Restrictions on the Use of Electronic Bulletin Boards, Internet Chat Rooms or Websites?

While the Company encourages its stockholders and potential investors to obtain as much information as possible about the Company, the Company believes that information should come from its publicly-filed SEC reports, press releases and external website or from a designated Company spokesperson, rather than from speculation or unauthorized disclosures by the Company’s directors, officers or employees. For this reason, the Company has designated certain members of management to respond to inquiries regarding the Company’s business and prospects. This centralization of communication is designed to ensure that the information the Company discloses is accurate and considered in light of previous disclosures. Formal announcements are generally reviewed by management and legal counsel before they are made public. Any communications that do not go through this review process create an increased risk to the Company, as well as to the individual responsible for the communication, of civil and criminal liability.

In addition, on the Internet, and particularly through social media, such as electronic bulletin boards and chat rooms, discussions about companies and their business prospects have become increasingly common. Inappropriate communications disseminated on the Internet may pose an inherently greater risk due to the size of the audience they can reach. These forums have the potential to move a stock price significantly, and very rapidly – yet the information disseminated through the Internet and social media forums often is unreliable, and in some cases, may be deliberately false. The SEC has investigated and prosecuted a number of fraudulent schemes involving communications in these forums. Vericel Personnel may encounter information about the Company on the Internet that they believe is harmful or inaccurate, or other information that they believe is true or beneficial for the Company. Although Vericel Personnel may have a natural tendency to deny or confirm such information, any sort of response, even if it presents accurate information, could be considered improper disclosure and could result in legal liability to Vericel Personnel and/or to the Company.

The Company is committed to preventing inadvertent disclosures of material, nonpublic information, preventing unwitting participation in Internet-based securities fraud, and avoiding the appearance of impropriety by persons associated with the Company. Accordingly, this Insider Trading Policy prohibits Vericel Personnel from discussing material, nonpublic information about the Company with anyone, including other employees, except as required in the performance of their duties. Vericel Personnel should not under any circumstances provide information or discuss matters involving the Company with the news media, any broker-dealer, analyst, investment banker, investment advisor, institutional investment manager, investment company or stockholder, even if they are contacted directly by such persons, without express prior authorization. This restriction applies whether or not Vericel Personnel identify themselves as associated with the Company. Vericel Personnel should refer all such contact or inquiries to Dominick Colangelo, President and Chief Executive Officer, or Joe Mara, Chief Financial Officer, c/o Vericel Corporation, 64 Sidney Street, Cambridge, MA 02139.

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This Insider Trading Policy also prohibits Vericel Personnel from making any comments or postings about the Company on any Internet bulletin boards, via social media, chat rooms or websites, or responding to comments or postings about the Company’s business made by others. This restriction applies whether or not Vericel Personnel identify themselves as associated with the Company.

D. What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (FINRA), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can be severe and include:

•disgorgement of the profit gained or loss avoided by the trading;
•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•payment of criminal fines of up to $5,000,000;
•payment of civil fines of up to three times the profit made or loss avoided; and
•imprisonment for up to 20 years.

The Company may also have “controlling person” liability for trading violations, subjecting it to civil penalties of up to the greater of $1,525,000 (subject to periodic inflation adjustments) or three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

E. Does the Company have any Other Policies Regarding Confidential Information?

The Company also has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These policies include procedures regarding identifying,

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marking and safeguarding confidential information and employee confidentiality agreements. Vericel Personnel should comply with these policies at all times.

F. How Do Vericel Personnel Report a Violation of this Insider Trading Policy?

If Vericel Personnel have a question about this Insider Trading Policy, including whether certain information they are aware of is material or has been made public, they are encouraged to consult with the Insider Trading Compliance Officer. In addition, if Vericel Personnel violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, they must report the violation immediately to the Insider Trading Compliance Officer. However, if the conduct in question involves the Insider Trading Compliance Officer, if the Vericel Personnel has reported such conduct to the Insider Trading Compliance Officer and do not believe that he or she has dealt with it properly, or if Vericel Personnel do not feel that they can discuss the matter with the Insider Trading Compliance Officer, they may raise the matter with the Company’s Chief Financial Officer.

G. Is This Insider Trading Policy Subject to Modification?

The Company may at any time change this Insider Trading Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information. Notice of any such change will be delivered to Vericel Personnel by regular or electronic mail (or other delivery option used by the Company) by the Company. Vericel Personnel will be deemed to have received, be bound by and agree to revisions of this Insider Trading Policy when such revisions have been delivered to them, unless they object to any revision in a written statement received by the Insider Trading Compliance Officer, within two (2) business days of such delivery.

H. Responsibilities Regarding the Nonpublic Information of Other Companies

In the course of providing services to the Company, Vericel Personnel may also gain access to material, nonpublic information regarding the Company’s current or potential future distributors, vendors, customers, collaborators, suppliers and competitors. In addition to maintaining compliance with this Insider Trading Policy, Vericel Personnel are also responsible for not violating insider trading laws with respect to any such information, including through any unauthorized disclosure or other misuse of any nonpublic information of such companies, as well as insider trading and tipping based on the material nonpublic information of such other companies.

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ACKNOWLEDGEMENT

This Insider Trading Policy will be delivered to all Vericel Personnel at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider

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Trading Policy, each individual must acknowledge that he or she has received a copy and agrees to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The acknowledgement attached hereto must be returned within ten (10) days of receipt to:

Insider Trading Compliance Officer
Vericel Corporation
64 Sidney Street
Cambridge, MA 02139
sflynn@vcel.com

This acknowledgement will constitute consent for the Company to impose sanctions for violations of the Insider Trading Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

All Vericel Personnel will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Insider Trading Compliance Officer or his or her designee.

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Failure to observe this Insider Trading Policy could lead to significant legal issues, including fines and/or imprisonment, and could have other serious consequences, including the termination of employment or service relationship with the Company. Questions regarding this Insider Trading Policy are encouraged and may be directed to the Insider Trading Compliance Officer.

EFFECTIVE: May 3, 2023

Exhibit 19

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) of Vericel Corporation (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy by all of my Affiliated Persons. I also understand and agree that I will be subject to all sanctions, up to and including termination of employment, that may be imposed by the Company, in its sole discretion, for violations of the Insider Trading Policy and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in violation of the Insider Trading Policy.

Date:	Signature:

Name:

Title: